As filed with the Securities and Exchange Commission on April 14, 2003

Registration No. 333-55022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE THAXTON GROUP, INC.

(Name of small business issuer in its charter)

South Carolina	6140	57-0669498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1524 Pageland Highway

Lancaster, South Carolina 29720

(803) 285-4337

(Address and telephone number

of principal executive offices and principal place of business)

Allan F. Ross

Vice President, Chief Financial Officer and Secretary

The Thaxton Group, Inc.

1524 Pageland Highway

Lancaster, South Carolina 29720

(803) 285-4337

(Name, address and telephone number of agent for service)

Copy to:

Barney Stewart III

Thomas H. O’Donnell, Jr.

Moore & Van Allen PLLC

100 North Tryon Street Suite 47

Charlotte, North Carolina 28202-4003

(704) 331-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 (File No. 333-55022) is being filed with the Securities and Exchange Commission to terminate the offering. Approximately $74.7 million of the securities registered hereby were sold in the offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

The Bylaws of Thaxton Group provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at Thaxton Group’s request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of Thaxton Group, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in Thaxton Group’s best interest, and in all other cases, he shall not have been adjudged to be liable to Thaxton Group.

The South Carolina Business Corporation Act of 1988 also permits certain corporations, including Thaxton Group, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director’s duty of loyalty to the corporation or its shareholders, or acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Thaxton Group’s Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of Thaxton Group may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

Item 25.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering of the securities:

Securities and Exchange Commission filing fee	$18,750
NASD Filing Fee	8,000
Printing expenses	77,127
Legal fees and expenses	99,706
Accounting fees and expenses	25,900
Blue Sky filing fees	10,000
Selling agent expenses	45,000
Trustee’s fees and expenses	12,574
Miscellaneous expenses	95,750
Total	$392,807

Item 26.    Recent Sales of Unregistered Securities.

Thaxton Group has offered its employees and the employees of its affiliates the opportunity to participate in Thaxton Group’s Employee Savings Plan (the “Plan”) on an ongoing basis since 1989. Under the Plan, employees may contribute funds monthly to accounts that currently earn interest at an annual rate of 10%. Contributed funds, together with accrued interest, may be withdrawn by employees upon request. Aggregate amounts contributed at any point in time vary depending on the amount of contributions and withdrawals. As of December 31, 2002, the aggregate contributions net of withdrawals were $1,457,000. Prior to February 11, 2003, Thaxton Group had not registered employee contributions and participation interests in the Plan under the Securities Act of 1933, as amended (the “1933 Act”), because it believes transactions under the Plan were exempt from the registration requirements under the 1933 Act pursuant to Section 4(2) thereof for transactions not involving any public offering. On February 11, 2003, Thaxton Group registered employee contributions and participation interests in the Plan by filing a Registration Statement on Form S-8 with the SEC.

Item 27.    Exhibits

Exhibit Number	Description

1	Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First Investments, Inc.*

3.1	Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(1)

3.2	Bylaws of The Thaxton Group, Inc.*

4.1	Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and The Bank of New York, as Trustee.*

4.2	Form of Subordinated Daily Note (included as Exhibit A to the Indenture).*

4.3	Form of Subordinated One Month Note (included as Exhibit B to the Indenture).*

4.4	Form of Subordinated Term Note for 6, 12, 36, and 60 Month Notes (included as Exhibit C to the Indenture).*

4.5	Form of D1 Subordinated Daily Note.*

4.6	Form of M1 Subordinated 1 Month Note.*

4.7	Form of T1 Subordinated Term Note for 6, 12, 36 and 60 Month Note.*

5	Opinion of Moore & Van Allen PLLC.*

10.1

Third Amended and Restated Loan and Security Agreement dated April 4, 2001 among Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co., Inc., Thaxton Commercial Lending, Inc., Paragon, Inc., TICO Premium Finance Company of South Carolina, Inc., TICO Reinsurance, LTD., TICO Credit Company of Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO Credit Company of Alabama, Inc., TICO Credit Company of Georgia, Inc., TICO Credit Company (DE), TICO Credit Company (MS), TICO Credit Company (TN), Thaxton Investment Corporation, The Modern Finance Company, Southern Management Corporation, Modern Financial Services, Inc., Southern Finance of Tennessee, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc., Southern Finance of Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance, LTD., Quick Credit Corporation, Covington Credit, Inc. (Oklahoma), Covington Credit of Louisiana, Inc., Southern Financial Management, Inc.(2)

10.2

Second Amended and Restated Schedule, dated February 24, 2003, to Third Amended and Restated Loan and Security Agreement, among Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co., Inc., Thaxton Commercial Lending, Inc., Paragon, Inc., TICO Premium Finance Company of South Carolina, Inc., TICO Reinsurance, LTD., TICO Credit Company of Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO Credit Company of Alabama, Inc., TICO Credit Company of Mississippi, Inc., TICO Credit Company of Georgia, Inc., TICO Credit Company (DE), TICO Credit Company (MS), TICO Credit Company (TN), Thaxton Investment Corporation, The Modern Finance Company, Southern Management Corporation, Modern Financial Services, Inc., Southern Finance of South Carolina, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc., Southern Finance of Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance, LTD., Quick Credit Corporation, Covington Credit, Inc. (Oklahoma), Covington Credit of Louisiana, Inc., Southern Financial Management, Inc., TICO Credit Corporation, TICO Credit Company of Virginia, Inc. (3)

10.3	Form of Note Purchase Agreement.*

10.4	Form of Renewal Notice for 6, 12, 36 and 60 month notes.*

10.5	Form of Renewal Notice for 1 month note.*

21	Subsidiaries of The Thaxton Group, Inc.(4)

23.1	Consent of Moore & Van Allen PLLC (included in Exhibit 5 to this registration statement).*

23.2	Consent of Cherry, Bekaert & Holland, LLP.*

24	Power of Attorney (included in signature page).

25	Form T-1, Statement of Eligibility of Trustee.(5)

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1998.
(2)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000.

(3)	Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “2002 Annual Report”).
(4)	Incorporated by reference to Exhibit 21 to the 2002 Annual Report.
(5)	Incorporated by reference to Exhibit 25 of the 1998 Registration Statement filed with Pre-Effective Amendment No. 2 to the 1998 Registration Statement.

*	Previously filed.

Item 28.    Undertakings

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering;

and

(4) To file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto in the City of Lancaster, State of South Carolina on April 14, 2003.

THE THAXTON GROUP, INC.

By:	/s/ Allan F. Ross
Allan F. Ross Vice President, Chief Financial Officer, and Secretary

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James D. Thaxton	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	April 14, 2003

* Robert L. Wilson	Executive Vice President, Chief Operating Officer and Director	April 14, 2003

/s/ Allan F. Ross Allan F. Ross	Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	April 14, 2003

* C.L. Thaxton, Sr.	Director	April 14, 2003

Allan F. Ross, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form SB-2 (File No. 333-55022) on February 6, 2001.

/s/ Allan F. Ross
Attorney-in-fact